Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190287

PROSPECTUS SUPPLEMENT

16,182,230 SHARES OF COMMON STOCK

AMERICAN PETRO-HUNTER INC.

     This Prospectus Supplement supplements and amends our Prospectus dated September 11, 2013, as amended and supplemented. This Prospectus Supplement includes our attached Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on April 30, 2014.

     The Prospectus, any prospectus supplements filed before the date hereof, and this Prospectus Supplement relate to the resale of up to an aggregate of 16,182,230 shares of our common stock, par value $0.001 per share, by Hanover Holdings I, LLC, a New York limited liability company (“Hanover” or “Selling Stockholder”), 14,417,524 of which (the “Purchase Shares”) are issuable to Hanover pursuant to the terms of the Common Stock Purchase Agreement, between the Company and Hanover, dated March 22, 2013 (the “Purchase Agreement”) and 1,764,706 of which were issued to Hanover on March 22, 2013 in satisfaction of a $150,000 commitment fee paid to Hanover for entering into the Purchase Agreement, based upon a price per share equal to $0.085 per share.

     This Prospectus Supplement should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

     Our common stock is quoted on the OTC Bulletin Board under the symbol “AAPH” The shares of our common stock registered hereunder are being offered for sale by Selling Stockholder at prices established on the OTC Bulletin Board during the term of this offering. On April 29, 2014, the closing bid price of our common stock was $0.005 per share. These prices will fluctuate based on the demand for our common stock.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus Supplement is April 30, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

[X] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2013

[   ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-22723

AMERICAN PETRO-HUNTER INC.
(Name of registrant as specified in its charter)

Nevada	90-0552874
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

250 N. Rock Rd., Suite 365
Wichita KS	67206
(Address of Principal Executive Offices)	(Zip Code)

(316) 201-1853
(Registrant’s telephone number)

Securities registered pursuant to Section 12(b) of the Act:

None	None
(Title of each class)	(Name of each exchange on which registered)

Securities registered pursuant to Section 12(g) of the Act:
Common Stock, $0.001 par value
(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
YES [   ]     NO [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
YES [   ]     NO [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
YES [X]      NO  [   ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
YES [X]      NO [   ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (do not check if smaller reporting company)	Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).
YES [   ]     NO [X]

The aggregate market value of the voting stock held by non-affiliates of the Registrant as of June 28, 2013 was $601,463.99 (computed by reference to the last sale price of a share of the registrant’s common stock on that date as reported by the Over the Counter Bulletin Board). For purposes of this computation, it has been assumed that the shares beneficially held by directors and officers of registrant were “held by affiliates”; this assumption is not to be deemed to be an admission by such persons that they are affiliates of registrant.

As of April 25, 2014, there were outstanding 121,740,587 shares of registrant’s common stock, par value $0.001 per share.

DOCUMENTS INCORPORATED BY REFERENCE

Exhibits incorporated by reference are referred under Part IV.

PART I

ITEM 1 — BUSINESS

Background

             We have operated as an oil and natural gas exploration and production (E&P). On March 5, 2014, we issued a press release discussing our plans to expand our business to include the acquisition and operation of workforce accommodation facilities servicing the energy industry, in addition to our continued exploration, development and production of crude oil and natural gas properties. On March 10, 2014, we sold all of our rights in and to certain properties located in Payne and Lincoln Counties in Oklahoma, which included all of our producing wells.

             We were formed on January 24, 1996 pursuant to the laws of the State of Nevada under the name Wolf Exploration, Inc. In August 2001, we changed our name to American Petro-Hunter Inc. and began focusing our business on the exploration and eventual exploitation of oil and gas. The Company operates from its offices at 250 N Rock Rd., Suite 365 Wichita, KS.

Producing Properties

             North Oklahoma Project (North Oklahoma Woodford “Yale” and North Oklahoma Mississippi Lime Projects) - On April 21, 2010, we entered into an operating agreement with Bay Petroleum Corp. (“Bay”) to participate in the drilling for oil in northern Oklahoma (the “Prospect”). Pursuant to such operating agreement, we agreed to pay to Bay $52,125 for all costs in connection with the acquisition and operation of the Prospect, up to the drilling of an initial test well, in exchange for a 25% working interest and 80% net revenue interest in the Prospect. We also agreed to be responsible for 25% of all expenditures in connection with the development and operation of the Prospect for drilling.

             On June 1, 2010, we announced that the No. 1 well had been put into production. The well produced 1,060 barrels in 2013 at an average of 2.9 barrels per day.

             On June 29, 2011, we announced that NOS122, a re-entry project where the well bore and casing was opened and cleaned, had begun commercial production. Inaugural loads of oil began shipping in July of 2011. The well produced 748 barrels in 2013 at a rate of 2 barrels per day.

             On March 25, 2011, we announced that we had acquired a varied working interest in an additional 2,000 acres located in Payne County in northern Oklahoma, near the Company’s Yale Prospect. The project was named “North Oklahoma Mississippi Lime Project”. On June 29, 2011, we announced that the first horizontal well on the property, NOM1H, had begun commercial production. The well produced 2,933 barrels in 2013 at a rate of 8 barrels per day and gas production of 14,016 Mcf at a rate of 38 Mcf/day. Also on this property, the NOM3H well began commercial oil and gas production on March 7, 2012. The well produced 2,863 barrels in 2013 at a rate of 7.8 barrels per day and gas production of 21,168 Mcf at a rate of 58 Mcf/day.

             South Oklahoma Project - On July 20, 2011, we announced the acquisition of a forty percent (40%) working interest in the South Oklahoma Project on 3,000 acres of land in south-central Oklahoma. On April 2, 2012, we announced the spud of the first well on the South Oklahoma Project, designated SOM-1H. SOM-1H produced 4,401 barrels in 2013 at a rate of 12.05 barrels per day and gas production of 13,213 Mcf at a rate of 36 Mcf/day.

Customers

             During 2013, our crude oil production was sold to Sunoco in Oklahoma. We received Oklahoma spot prices for our oil and sold our oil in minimum allotments of 160 barrels.

             We also had commercial sales of natural gas at our Oklahoma Project through our connection to nearby pipeline infrastructure. We sold natural gas through such pipeline to DCP Midstream, LP of Tulsa, Oklahoma and received a premium to the NYMEX spot natural gas prices due to the higher BTU content of the gas produced.

Competition

             Competition in the oil and gas industry has been intense. Producing properties and undeveloped acreage are in high demand and we compete for such properties, and the equipment and labor required to develop and operate them, against independent oil and gas companies, drilling and production purchase programs and individual producers and operators. Many industry competitors have exploration and development budgets substantially greater than ours, potentially reducing our ability to compete for desirable properties.

Our Strategy

             Our focus is currently in locating and assessing potential acquisition targets, including real property, oil and gas rights and oil and gas companies. The Company is currently in negotiations to acquire an accommodation facility that services utility and oil service companies operating in the Eagleford region of Texas. The property is fully utilized and generates approximately $700,000 to $800,000 in pretax annual cash flow. We see the acquisition of “man-camps” accommodation facilities as an expanding, in demand, asset especially in the very active exploration and development sections of the country, often in remote, undeveloped areas with little or no services.

             We focus primarily on oil and gas properties within the U.S. and Canada including exploration, secondary recovery and development projects. Each project is evaluated by our management based on sound geology, acceptable risk levels and total capital requirements to develop. Our officers and directors travel to different locations throughout North America to evaluate potential acquisitions. Further, our management will, if capital allows, participate in a variety of different conferences throughout 2013 to increase our exposure to potential opportunities.

             Our ability to execute our strategy as outlined above is dependent on several factors including but not limited to: (i) identifying potential acquisitions of either assets or operational companies with prices, terms and conditions acceptable to us; (ii) additional financing for capital expenditures, acquisitions and working capital either in the form of equity or debt with terms and conditions that would be acceptable to us; (iii) our success in developing revenue, profitability and cash flow; (iv) the development of successful strategic alliances or partnerships; and (v) the extent and associated efforts and costs of federal, state and local regulations in each of the industries in which we currently or plan to operate in. There are no assurances that we will be successful in implementing our strategy as any negative result of one of the factors alone or in combination could have a material adverse effect on our business.

Employees

             As of December 31, 2013, we had no employees. Our President, Robert McIntosh, devotes a significant portion of his time to operating and growing our Company, with part-time assistance from the Company’s other director. We currently utilize temporary contract labor throughout the year to address business and administrative needs.

Environmental Regulation

             Oil and gas operations are subject to country-specific federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Various permits from governmental bodies are required for drilling operations to be conducted. Numerous governmental departments issue rules and regulations to implement and enforce such laws that are often complex and costly to comply with and that carry substantial administrative, civil and possibly criminal penalties for failure to comply. Under these laws and regulations, we may be liable for remediation or removal costs, damages and other costs associated with releases of hazardous materials (including oil) into the environment, and such liability may be imposed on us even if the acts that resulted in the releases were in compliance with all applicable laws at the time such acts were performed.

             The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) contains provisions requiring the remediation of releases of hazardous substances into the environment and imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons including owners and operators of contaminated sites where the release occurred and those companies who transport, dispose of, or arrange for disposal of hazardous substances released at the sites. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. Third parties may also file claims for personal injury and property damage allegedly caused by the release of hazardous substances. Although we handle hazardous substances in the ordinary course of business, we are not aware of any hazardous substance contamination for which we may be liable.

             Management believes that we are in compliance in all material respects with the applicable environmental laws and regulations to which we are subject. We do not anticipate that compliance with existing environmental laws and regulations will have a material effect upon our capital expenditures, earnings or competitive position. To date, we have not been required to spend any material amount on compliance with environmental regulations. However, changes in environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities, and thus there can be no assurance that we will not incur significant environmental compliance costs in the future.

ITEM 1A — RISK FACTORS

             With the exception of historical facts stated herein, the matters discussed in this report on Form 10-K are “forward looking” statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Such “forward looking” statements include, but are not necessarily limited to statements regarding anticipated levels of future revenues and earnings from the operations of American Petro-Hunter Inc. and its subsidiaries, (the “Company,” “we,” “us” or “our”), projected costs and expenses related to our operations, liquidity, capital resources, and availability of future equity capital on commercially reasonable terms. Factors that could cause actual results to differ materially are discussed below. We disclaim any intent or obligation to publicly update these “forward looking” statements, whether as a result of new information, future events or otherwise.

Risks Relating to Our Business

We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

             Although we have generated revenues in the past, we have never achieved profitability and we recently sold all of our revenue producing properties in connection with our change of business focus. We have an accumulated deficit of $16,444,841 for the period from January 24, 1996 (inception) to December 31, 2013. We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

             We will require additional funds to carry out our business plan. Historically, we have financed our expenditures primarily with proceeds from the sale of debt and equity securities, bridge loans from our officers and stockholders and proceeds from our producing wells. We do not expect to receive any proceeds from our operations in the near term, so we will have to raise additional funds through debt or equity financings. Obtaining additional financing will be subject to market conditions, industry trends, investor sentiment and investor acceptance of our business plan and management. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in achieving financing in the amount necessary to further our operations, implementation of our business plan may fail or be delayed and any such failure or delay may have a material adverse effect on our company, stock price and business.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

             In their report dated April 30, 2014, our independent auditors stated that our financial statements for the fiscal year ended December 31, 2013 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have a limited operating history and are changing our business focus; if we are not successful in establishing or growing our business, then we may have to scale back or even cease our ongoing business operations.

             We have yet to generate positive earnings and we are currently in the process of adopting a new business strategy. There can be no assurance that we will ever operate profitably. Our Company has no operating history in this new area of operations and must be considered in the development stage. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unsuccessful in entering this new market. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our Company.

Risks Related to Oil and Gas Exploration

Our operating revenue will be dependent upon the performance of our properties.

             We currently have no producing properties. To the extent we develop producing properties, our operating revenue will depend upon our ability to profitably drill and complete wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover. In the event that we are unable to produce sufficient operating revenue to fund our operations, we will be forced to seek additional, third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests in our Company, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

We own rights to oil properties that have not yet been developed.

             We own rights to oil and gas properties that have limited or no development. There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

Title to the properties in which we have an interest may be impaired by title defects.

             Our general policy is to obtain title opinions on significant properties that we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or title failure. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We are subject to risks arising from the failure to fully identify potential problems related to acquired reserves or to properly estimate those reserves.

             Although we perform a review of the acquired properties that we believe is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher-value properties and will sample the remainder, and depend on the representations of previous owners. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates.

If we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to execute on our business plan.

             In order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Even for producing properties, the potential profitability of oil and gas ventures depends upon factors beyond the control of our Company.

             The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our future financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our Company not receiving an adequate return on invested capital.

Drilling for oil and gas involves inherent risks that may adversely affect our results of operations and financial condition.

             Drilling for oil and gas involves numerous risks, including the risk that we will not encounter commercially productive oil and gas reservoirs. The wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in those wells. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that crude or natural gas is present or may be produced economically. The costs of drilling, completing and operating wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

  unexpected drilling conditions;

  pressure or irregularities in formations;

  equipment failures or accidents;

  mechanical difficulties, such as lost or stuck oil field drilling and service tools;

  fires, explosions, blowouts and surface cratering;

  uncontrollable flows of oil and formation water;

  environmental hazards, such as oil spills, pipeline ruptures and discharges of toxic gases;

  other adverse weather conditions; and

  increase in the cost of, or shortages or delays in the availability of, drilling rigs and equipment.

             Certain future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

Our oil and gas operations involve substantial costs and are subject to various economic risks.

             Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and gas due to a lack of a market and that fluctuations in the prices of oil will make development of those leases uneconomical. This could result in a total loss of our investment.

A substantial or extended decline in oil and gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan.

             Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include:

  the domestic and foreign supply of oil and natural gas;

  the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon and maintain oil prices and production levels;

  political instability, armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

  the level of consumer product demand;

  the growth of consumer product demand in emerging markets, such as China and India;

  weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

  domestic and foreign governmental regulations and other actions;

  the price and availability of alternative fuels;

  the price of foreign imports;

  the availability of liquid natural gas imports; and

  worldwide economic conditions.

             These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil we can produce economically, if any. A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring viable leases.

             The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. This competition is increasingly intense as prices of crude oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our Company.

             Oil and gas operations are subject to country-specific federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to country-specific federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from governmental bodies are required for drilling operations to be conducted and no assurance can be given that such permits will be received. Environmental standards imposed by federal, state, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. To date, we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in the future and this may affect our ability to expand or maintain our operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

             Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services and equipment has risen, and the costs of these services and equipment are increasing. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in areas where we operate, we could be materially and adversely affected.

We depend on the skill, ability and decisions of third party operators to a significant extent.

             The success of the drilling, development and production of the oil properties in which we have or expect to have a working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuation of our operations.

             In general, our exploration and production activities are subject to certain country-specific federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we will be subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of U.S. state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry. We believe that our current operations comply, in all material respects, with all applicable environmental regulations.

Risks Relating to our Common Stock and our Status as a Public Company

We are required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

             As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with the Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Management believes that its internal controls and procedures are currently not effective to detect the inappropriate application of U.S. GAAP rules. Management realize there are deficiencies in the design or operation of our internal control that adversely affect our internal controls which management considers to be material weaknesses including those described below:

i)	We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.

ii)

We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

iii)

We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

iv)

We did not have an audit committee or an independent audit committee financial expert. While not being legally obligated to have an audit committee or independent audit committee financial expert, it is the management’s view that to have an audit committee, comprised of independent board members, and an independent audit committee financial expert is an important entity-level control over our financial statements.

             Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year-end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

             Our common stock is currently traded under the symbol “AAPH” and currently trades at a low volume, based on quotations on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our stock until such time as we became more viable. Additionally, many brokerage firms may not be willing to effect transactions in the securities. As a consequence, there may be periods of several days or more when trading activity in our stock is minimal or nonexistent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

             In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

             Shareholders should also be aware that, according to SEC Release No. 34-29093, the market for “penny stock,” such as our common stock, has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

             We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

             Our stock is categorized as a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $4.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

             In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation and Bylaws contain a provision permitting us to eliminate the personal liability of our directors to our company and shareholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

ITEM 1B — UNRESOLVED STAFF COMMENTS

             None.

ITEM 2 — PROPERTIES

Facilities

             Our corporate headquarters are located at 250 N. Rock Rd., Suite 365, Wichita, Kansas 67206.

Reserves

             As of the end of the 2013 fiscal year, the Company has no proved reserves.

Production, Production Prices and Production Costs

             Sales of oil during the 2013 fiscal year amounted to $120,758 for 1,692 barrels at an average price of $71.37 per barrel and at an average production cost per barrel of $40.26. Sales of oil during the 2012 fiscal year amounted to $267,109 for 2,831 barrels at an average price of $94.56 per barrel and at an average production cost per barrel of $30.22. Sales of oil during the 2011 fiscal year amounted to $298,390 for 3,834.50 barrels at an average price of $77.82 per barrel and at an average production cost per barrel of $16.50. Production costs are expected to increase as production increases. All of our oil production has occurred in the United States.

             Sales of gas during the 2013 fiscal year amounted to $20,463 for 1,047 barrels of oil equivalent (BOE), based upon a 6:1 ratio of MCF gas to barrels of oil, at an average price of $19.54 per BOE and at an average production cost per BOE of $1.38. Sales of gas during the 2012 fiscal year amounted to $41,061 for 993.5 barrels of oil equivalent (BOE), based upon a 6:1ratio of MCF gas to barrels of oil, at an average price of $41.33 per BOE and at an average production cost per BOE of $2.64. Sales of gas during the 2011 fiscal year amounted to $19,541 for 602.1 barrels of oil equivalent (BOE), based upon a 6:1 ratio of MCF gas to barrels of oil, at an average price of $32.45 per BOE and at an average production cost per BOE of $2.46. Production costs are expected to increase as production increases. Prior to the 2011 fiscal year we had not had any gas production. All of our gas production has occurred in the United States.

Past and Present Development Activities

             We have no current plans to drill any exploratory or development wells.

             During the 2013 fiscal year we did not drill any exploratory wells in the United States. We did not drill any development wells during the 2013 fiscal year. As of the end of the 2013 fiscal year, no additional wells were being drilled.

             During the 2012 fiscal year we drilled three exploratory wells in the United States, these being the NOM-3H, SOM-1H and NOS-222 wells. All three wells were completed and put into commercial production.

             During the 2011 fiscal year we drilled five exploratory wells in the United States, of which two were net productive. The other three exploratory wells did not contain sufficient volumes to be considered commercial and two of these wells were not completed. We did not drill any development wells during the 2011 fiscal year. During the 2010 fiscal year we drilled seven exploratory wells in the United States, of which three were net productive and four did not contain sufficient volumes to warrant completion for commercial production. We did not drill any development wells during the 2010 fiscal year.

Delivery Commitments

             As of December 31, 2013, we had no delivery commitments for oil or natural gas under existing contracts or agreements.

Properties, Wells, Operations, Acreage and Current Activities

             The following table sets forth our interest in wells and acreage as of April 25, 2014.

	Number of Productive Wells (1)		Developed Acreage (4)		Undeveloped Acreage
	Gross (2)	Net (3)	Gross (2)	Net (3)	Gross (2)	Net (3)
Oil	0	0	0	0	738	184.5
Gas	0	0	0	0	0	0

(1)	A well which has both oil and gas completions is classified as an oil well.
(2)	A gross well or acre is a well or acre in which we own an interest.
(3)	A net well or acre is deemed to exist when the sum of fractional ownership interests in wells or acres equals 1.
(4)	Developed acreage is acreage assignable to productive wells.

             As of April 25, 2014, we have no developed acreage or producing wells.

ITEM 3 — LEGAL PROCEEDINGS

             From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. To the best knowledge of management, there are no material legal proceedings pending against the Company.

ITEM 4 — MINE SAFETY DISCLOSURES

             Not applicable.

PART II

ITEM 5 — MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

             Our common stock is traded on the Over the Counter Bulletin Board under the symbol AAPH.

             The following is the range of high and low bid prices for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Fiscal 2013	High	Low
First Quarter (March 31, 2013)	$.135	$.06
Second Quarter (June 30, 2013)	$.0649	$.0101
Third Quarter (September 30, 2013)	$.07	$.008
Fourth Quarter (December 31, 2013)	$.0328	$.01

Fiscal 2012	High	Low
First Quarter (March 31, 2012)	$.429	$.1812
Second Quarter (June 30, 2012)	$.29	$.18
Third Quarter (September 30, 2012)	$.205	$.136
Fourth Quarter (December 31, 2012)	$.18	$.06

             The closing price for our common stock on December 31, 2012 was $0.06.

Stockholders

             As of April 25, 2014, there were 121,740,587 shares of common stock issued and outstanding held by 74 stockholders of record (not including street name holders).

Dividends

             We have not paid dividends to date and do not anticipate paying any dividends in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

Unregistered Sales of Equity Securities

None.

ITEM 6 — SELECTED FINANCIAL DATA

             Not applicable.

ITEM 7 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Report. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Background

             We have operated as an oil and natural gas exploration and production (E&P) company. On March 5, 2014, we issued a press release discussing our plans to expand our business to include the acquisition and operation of workforce accommodation facilities servicing the energy industry, in addition to our continued exploration, development and production of crude oil and natural gas properties. On March 10, 2014, we sold all of our rights in and to certain properties located in Payne and Lincoln Counties in Oklahoma, which included all of our producing wells.

             During 2013, we had rights in six producing wells in Oklahoma arising out of our 2010 operating agreement with Bay Petroleum Corp. (“Bay”). One of these wells began production in mid-2010, an additional two wells, including one horizontal well, began production in 2011, and an additional three wells, including two horizontal wells, began production in 2012. Collectively, daily production from the Oklahoma wells averaged 5.48 barrels per day in 2013 from cumulative production from all wells of 12,005 barrels.

2013 Highlights

Exploration and Development

We did not drill any exploration or development wells in 2103.

Production

             Our total 2013 fiscal year production was net 1,691.6 barrels of oil and 1,047 BOE or 6,282 MCF of natural gas, based upon a 6:1 ratio of MCF gas to barrels of oil. Average daily production for the 2013 fiscal year averaged 7.5 barrels of oil, a decrease of 24.3% from the 2012 fiscal year daily production of 9.9 barrels. Average daily gas production for the 2013 fiscal year averaged 2.86 BOE, or 17.2 MCF, a decrease of 46.8% from the 2012 fiscal year daily production of 5.37 BOE, or 32.3 MCF.

Leaseholds

             On March 10, 2014, in part due to a desire to expand our business focus to the operation of workforce accommodation facilities servicing the energy industry, we sold all of our rights in and to certain properties located in Payne and Lincoln Counties in Oklahoma, which included all of our producing wells and our rights under our agreements with Bay, for cash consideration of $540,000.

2014 Outlook

             In 2014, we will be focused on developing our oil field service “man-camp” facility project in East Texas. In connection with this new business strategy, the Company expects it will undertake changes to the Company’s management team and Board of Directors and may change the name of the Company to reflect the shift in its business focus.

             Our future operations and shift in business focus will require substantial capital expenditures and we have no expectations of revenues in the near term. Therefore, we are dependent upon the identification and successful completion of additional long-term or permanent equity financings, the support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful, which would in turn significantly affect our ability to meet our business objectives. If we are not successful we will likely be required to reduce operations or liquidate assets. We will continue to evaluate our projected expenditures relative to our available cash and to seek additional means of financing in order to satisfy our acquisition, working capital and other cash requirements.

             We continue to operate with very limited administrative support, and our current officers and directors continue to be responsible for many duties to preserve our working capital. We expect no significant changes in the number of employees over the next 12 months.

Critical Accounting Policies

             The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of our Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

             The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We believe certain critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements. A description of our critical accounting policies is set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. As of, and for the year ended December 31, 2013, there have been no material changes or updates to our critical accounting policies.

Results of Operations

             The discussion and financial statements contained herein are for our fiscal year ended December 31, 2013 and December 31, 2012. The following discussion regarding our financial statements should be read in conjunction with our financial statements included herewith.

Financial Condition as of December 31, 2013

             We reported total current assets of $29,585 at December 31, 2012, consisting of cash of $15,793 and accounts receivable of $13,792. Total current liabilities reported of $2,069,498 included accounts payable of $885,746, note payable and accrued interest of $1,014,722 and 169,030 respectively. The Company had a working capital deficit of $2,039,913 at December 31, 2013.

             Stockholders’ Equity/Deficit was a Deficit of 1,493,052 at December 31, 2013, compared to Stockholders’ Equity of $12,242 at December 31, 2012.

Cash and Cash Equivalents

             As of December 31, 2013, we had cash of $15,793. We anticipate that a substantial amount of cash will be used as working capital and to execute our strategy and business plan. As such, we further anticipate that we will have to raise additional capital through debt or equity financings to fund our operations during the next 6 to 12 months.

Results of Operations for the Fiscal Year Ended December 31, 2013

             For the fiscal year ended December 31, 2013, we incurred a net loss of $2,667,235.

             General and administration expenses for the fiscal year end December 31, 2013, amounted to $570,759 compared to $575,783 in 2012. Executive compensation for the 2013 fiscal year end was $204,000 compared to $481,000 in 2012.

             During the third quarter of 2013, management reviewed the carrying amount of the Company’s investments in its oil and gas properties and recognized an impairment expense in the amount of $1,172,547 for the year ended December 31, 2013. As of December 31, 2013, the investment in these mineral properties is $400,000 net of accumulated amortization of $185,457.

Results of Operations for the Fiscal Year Ended December 31, 2012

             For the fiscal year ended December 31, 2012, we incurred a net loss of $3,303,136.

             General and administration expenses for the fiscal year end December 31, 2012, amounted to $575,783 compared to $635,091 in 2011. Executive compensation for the 2012 fiscal year end was $481,000 compared to $602,000 in 2011.

Liquidity and Capital Resources

             As of December 31, 2013, we had cash of $15,793, and working capital deficiency of $2,039,913. During the year ended December 31, 2013, we funded our operations from the proceeds of private convertible note issuances and producing well revenues. We are currently seeking further financing to fund our operations and implementation of our revised business strategy. Changes in our operating plans, increased expenses, acquisitions, or other events, may cause us to seek additional equity or debt financing in the future.

             For the year ended December 31, 2013, we used net cash of $438,087 in operations compared to $427,851 for the year ended December 31, 2012. Net cash used in operating activities included an increase of impairment expense of $606,810 and a decrease of amortization of mineral properties of $52,923.

             On March 22, 2013, we announced that we had entered into a common stock purchase agreement dated as of the Closing Date (the “Purchase Agreement”) with Hanover Holdings I, LLC, a New York limited liability company (“Hanover”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein including volume based share and price limitations, Hanover is committed to purchase up to $5,000,000 (the “Total Commitment”) worth of our common stock, $0.001 par value (the “Shares”), over the 24-month term of the Purchase Agreement, beginning on the trading day following the date on which a registration statement covering the resale of the Shares by Hanover is declared effective. The per share purchase price for the shares shall be equal to 90.0% of the arithmetic average of the three lowest volume weighted average prices for our common stock during the applicable pricing period that equal or exceed the applicable floor price established by the Company. We paid to Hanover a commitment fee for entering into the Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the Purchase Agreement) in the form of 1,764,706 restricted shares of our common stock, calculated at a price equal to $0.085 per share, which was the closing price of our Common Stock on March 4, 2013. In connection with the execution of the Purchase Agreement, we agreed to file an initial registration statement with the Commission to register an agreed upon number of the Shares, which registration statement was declared effective September 1, 2013.

             On July 9, 2012, we announced that we entered into a three-year credit facility with ASYM Energy Partners LLC and its affiliates (“ASYM”), a private investment firm focused on the energy industry. The credit facility is secured by all of our assets. At this time approximately $626,000 has been advanced under the ASYM credit facility. On February 14, 2014, the Company entered into an agreement to sell its revenue producing investments in mineral properties, effective January 1, 2014, for $540,000. The sale was completed on March 10, 2014. The proceeds were used to pay off approximately $460,000 of the note payable to ASYM plus some accrued interest. We do not expect to receive additional funds from the ASYM facility at this time as we do not qualify under the agreement covenants.

             Subsequent to the year ended December 31, 2013, $83,660 of outstanding notes payable was converted into 20,415,152 shares of our common stock.

             Subsequent to the year ended December 31, 2013, February of 2014, JMJ Financial loaned an additional $30,000 to the Company.

             In addition, during the year ended December 31, 2013, we raised $60,278 from the sale of common stock and $420,566 from the proceeds of notes payable. We also recorded $141,221 in revenue during the year ended December 31, 2013 from our producing wells.

             Our current cash requirements are significant due to our changed business focus and the disposition of our revenue producing properties. Additionally, we have an aggregate of $2,069,498 in current liabilities. We will need to secure additional debt or equity financing to pay such obligations as they become due. Accordingly, we expect to continue to use debt and equity financing to fund operations for the next twelve months, as we look to expand our operations and carry out our business plan.

             There is no assurance that we will be able to generate sufficient revenue or raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet our short-term and long-term obligations. In order to execute on our business strategy, we will require additional working capital, commensurate with the operational needs of our planned strategy and obligations. Such working capital will most likely be obtained through equity or debt financings until such time as acquired operations are integrated and producing revenue in excess of operating expenses. There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed.

Off-Balance Sheet Arrangements

             There are no off-balance sheet arrangements.

Capital Expenditures

             We made capital expenditure investments in the aggregate amount of $43,180 during the fiscal year ending December 31, 2013. At December 31, 2013 the company had investments in mineral properties, valued at cost for a total of $400,000 net of amortization.

Contractual Obligations

             The following table outlines payments due under our significant contractual obligations over the periods shown, exclusive of interest:

	Payments Due by Period
Contractual Obligations		Less than			More than
At December 31, 2013	Total	1 Year	1-3 years	3-5 years	5 years
Note Payable	$1,306,308	$1,306,308

Total	$1,306,308	$1,306,308

             The above table outlines our obligations as of December 31, 2013 and does not reflect any changes in our obligations that have occurred after that date.

ITEM 7A — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

             Not applicable.

ITEM 8 — FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

             Reference is made to the financial statements, the reports of our independent registered public accounting firm, and the notes thereto of this report, which financial statements, reports, and notes are incorporated herein by reference.

ITEM 9 — CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

             None.

ITEM 9A — CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

             Our Principal Executive Officer and Principal Financial Officer have evaluated our disclosure controls and procedures as of December 31, 2013. Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures are not effective as of December 31, 2013 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. This conclusion is based on findings that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s interim financial statements will not be prevented or detected on a timely basis.

Management’s Report on Internal Control Over Financial Reporting

             In performing the above-referenced assessment, our management identified the following material weaknesses:

i)	We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.

ii)

We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

iii)

We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

iv)

We did not have an audit committee or an independent audit committee financial expert. While not being legally obligated to have an audit committee or independent audit committee financial expert, it is the management’s view that to have an audit committee, comprised of independent board members, and an independent audit committee financial expert is an important entity-level control over our financial statements.

             We are currently reviewing our disclosure controls and procedures related to these material weaknesses and expect to implement changes as our financial situation allows, including identifying specific areas within our governance, accounting and financial reporting processes to add adequate resources and personnel to potentially mitigate these material weaknesses.

             Our present management will continue to monitor and evaluate the effectiveness of our internal controls and procedures and our internal controls over financial reporting on an ongoing basis and are committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

             Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Changes in Internal Controls Over Financial Reporting

             There were no changes in our internal control over financial reporting that occurred during the fourth quarter of 2013 that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

ITEM 9B — OTHER INFORMATION

             None.

PART III

ITEM 10 — DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

             The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Person	Age	Position

Robert McIntosh	53	Director; President, Chief Executive Officer and Chief Financial Officer

             Our board of directors believes that its members encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our directors includes each director’s experience, qualifications, attributes, and skills that led our board of directions to the conclusion that he or she should serve as a director.

             Robert McIntosh. On June 2, 2010, Mr. McIntosh became our President and Chief Executive Officer and in July 2012 he also became our Chief Financial Officer. Prior to that, Mr. McIntosh had been our Chief Operating Officer and a Director on our Board since March 2009. Prior to joining our company, Mr. McIntosh served as President of Silver Star Energy, Inc. from September 2003 to May 2008 and as President of Bancroft Uranium, Inc. from July 2008 to December 2008. Mr. McIntosh has been a businessman and consulting geologist for the past 25 years. He is experienced both as a resource exploration geoscientist alongside noteworthy strengths in all facets of corporate development. Since 1983 his career has taken him across the Americas and abroad where he has been instrumental in the design, implementation, execution and management of programs in the oil, gas, precious and base metals segments of the resource sector. His skills encompass virtually every aspect of oil & gas exploration, well completion and production techniques alongside a diverse experience in project acquisition, negotiations, contracts, and project divestitures within the petroleum industry. He has developed significant expertise and industry contacts in his various roles across the publicly traded market sector as well as with private junior E&P companies. Mr. McIntosh has successfully assisted his clients and stakeholders in the U.S.A. and Canada on projects that ultimately became producing properties where he has contributed in full field exploitation programs with additional traditional and secondary forms of drilling and completions, along with ongoing well site supervision aimed at fully optimizing the overall asset. Mr. McIntosh’s business experience, and his 25 year career as a consulting geologist, gives him unique insights into our challenges, opportunities, and operations.

             Except as set forth above, no officer or director has been involved in any material legal proceeding.

             There are no arrangements, understandings, or family relationships pursuant to which our executive officers were selected.

Audit Committee Financial Expert

             Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act. None of the Company’s directors currently meets the definition of an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. We are seeking candidates for outside directors and for a financial expert to serve on a separate audit committee when we establish one. Due to our small size and limited operations and resources, it has been difficult to recruit outside directors and financial experts.

Section 16(a) Beneficial Ownership Reporting Compliance

             In connection with the acquisition of 4,101,844 shares of our common stock on September 28, 2013, Robert McIntosh was required to file a Form 4 no later than October 1, 2013. Mr. McIntosh filed the Form 4 on October 3, 2013.

             Except as set forth above, and based solely upon a review of Forms 3, 4 and 5 delivered to us during our most recent fiscal year, as filed with the Securities Exchange Commission, as of December 31, 2013, all of our executive officers and directors, and persons who own more than 10% of our Common Stock timely filed all required reports pursuant to Section 16(a) of the Securities Exchange Act.

Code of Ethics

             On July 20, 2009, our Board of Directors adopted a Code of Ethical Conduct that provides an ethical standard for all employees, officers and directors. A copy of the Code of Ethical Conduct will be provided, without charge, to any person who so requests. A copy of the Code of Ethical Conduct may be requested via the following address or phone number:

American Petro-Hunter Inc.
250 N. Rock Rd., Suite 365
Wichita KS, 67206
(316) 201-1853

ITEM 11 — EXECUTIVE COMPENSATION

Summary Compensation

             The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and principal financial officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal periods ended December 31, 2012 and December 31, 2013. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table

Non
						Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert McIntosh	2013	$204,000	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$204,000

Director, President and Chief Executive Officer	2012	$184,500	$-0-	$84,000	$-0-	$-0-	$-0-	$-0-	$268,500

             Pursuant to the business consultant agreement with Mr. McIntosh, dated March 15, 2009, it was agreed that Mr. McIntosh would provide us with corporate management consulting services for a monthly fee of $17,000. The initial term of the agreement is twelve months with automatic renewals on a month-by-month basis thereafter. Mr. McIntosh received a total of $204,000 in compensation for the fiscal year ended December 31, 2013, of this, no stock issued for services rendered. Mr. McIntosh received a total of $268,500 in compensation for the fiscal year ended December 31, 2012, of this, $84,000 was stock issued for services rendered.

Director Compensation

             Our board of directors are reimbursed for actual expenses incurred in attending Board meetings. There are no other compensation arrangements with directors, and the directors did not receive any other compensation in the fiscal year ending December 31, 2013.

ITEM 12 — SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

             The following table sets forth, as of April 25, 2014, the number and percentage of outstanding shares of our common stock owned by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within sixty days of April 25, 2014. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

		Amount and Nature
		of Beneficial	Percentage of
Name and Address		Ownership of	Common Stock
of Beneficial Owner	Title of Class	Common Stock(1)	Outstanding(1)

Robert B. McIntosh 17470 N Pacesetter ‘Way Scottsdale, AZ 85255	Common	4,501,844	3.70%

All Executive Officers and Directors as a Group (1 person)	Common	4,501,844	3.70%

(1)

Consists of the aggregate total of shares of common stock held by the named individual directly. Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books showing 121,740,587 shares of common stock outstanding as of April 25, 2014. We are informed that these persons hold the sole voting and dispositive power with respect to the common stock except as noted herein. For purposes of computing “beneficial ownership” and the percentage of outstanding common stock held by each person or group of persons named above as of April 25, 2014, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Equity Compensation Plan Information

             The company has no active equity compensation plans and there are currently no outstanding options from prior plans.

ITEM 13 — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

             On March 15, 2009 we entered into a business consultant agreement with Robert McIntosh, our President, Chief Executive Officer and director, whereby it was agreed that Mr. McIntosh will provide us with corporate management consulting services for a monthly fee of $17,000. The term of the agreement is twelve months and is subject to termination upon 30 days prior written notice by either party. Upon expiration of the initial twelve month term, this agreement has continued upon a month-by-month basis until further notice.

             On January 24, 2012, the Company issued 400,000 shares of the Company’s Common Stock to Robert McIntosh, 250,000 in lieu of executive compensation.

             On September 28, 2013, the Company issued 4,101,844 shares of the Company’s Common Stock to Robert McIntosh in lieu of payments owed.

Review, Approval or Ratification of Transactions with Related Persons

             Although we adopted a Code of Ethical Conduct on July 20, 2009, we still rely on our board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. For the above transactions, the board approved and ratified the transactions, finding it in the best interest of the Company.

Director Independence

             During fiscal 2013, we had one independent director on our board, Lonnie McDade. Mr. McDade resigned from the board on February 27, 2013. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., The NASDAQ National Market, and the Securities and Exchange Commission.

             Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

ITEM 14 — PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees paid or accrued by us for the audit and other services provided by Samyn & Martin, LLC for the fiscal periods shown.

	December 31, 2012	December 31, 2013
Audit Fees	$49,600	$55,300
Audit — Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$49,600	$55,300

             Audit fees consist of fees billed for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by the above auditors in connection with statutory and regulatory fillings or engagements.

             In the absence of a formal audit committee, the full Board of Directors pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors pre-approved 100% of the audit and audit-related services performed by the independent registered public accounting firm in fiscal 2013. The percentage of hours expended on the principal accountant’s engagement to audit the Company’s financial statements for the most recent fiscal year that were attributed to work performed by persons other than the principal accountant’s full-time, permanent employees was 0%.

PART IV

ITEM 15 — EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	Financial Statements and Financial Statement Schedules

(1) Financial Statements are listed in the Index to Financial Statements of this report.

(b)	Exhibits

Exhibit Number	Name
3.1(1)	Articles of Incorporation, as amended

3.2(2)	Bylaws

10.1(3)	Management and Governance Consultant Agreement with Robert McIntosh, effective March 15, 2009

10.2(4)	Note Purchase Agreement with John E. Friesen, dated August 13, 2009

10.3(5)	Secured Convertible Promissory Note with John E. Friesen, dated September 15, 2009

10.4(6)	Operating Agreement with Bay Petroleum Corp., dated April 21, 2010

10.5(7)	Debenture and Warrant Purchase Agreement with Maxum Overseas Fund, dated May 17, 2010

10.6(7)	Form of Warrant to Purchase Common Stock with Maxum Overseas Fund

10.7(8)	Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated May 4, 2011

10.8(9)	Amendment to Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated July 18, 2011

10.9(10)	Second Amendment to Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated August 12, 2011

10.10(11)	Second Amendment to Promissory Notes with John E. Friesen, dated August 13, 2011

10.11(12)	Form of Accounts Payable Agreement

10.12(13)	Third Amendment to Promissory Notes with John E. Friesen, dated July 3, 2012

10.13(13)	Purchase Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.14(13)	Form of Warrant to Purchase Common Stock with ASYM Energy Opportunities LLC

10.15(13)	Form of Senior Secured Promissory Note with ASYM Energy Opportunities LLC

10.16(13)	First Lien Security Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.17(13)	Management Services Agreement with ASYM Management LLC, dated July 3, 2012

10.18(13)	Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.19(13)	Deposit Account Control (Default) Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.20(14)	Common Stock Purchase Agreement with Hanover Holdings I, LLC, dated March 22, 2013

10.21(14)	Registration Rights Agreement with Hanover Holdings I, LLC, dated March 22, 2013

10.22(15)	Twelve Percent (12%) Convertible Note with Magna Group, LLC, dated March 4, 2013

10.23	Purchase and Sale Agreement with Roberson Oil Company, Inc.

21	List of Subsidiaries

31	Rule 13(a) — 14(a)/15(d) — 14(a) Certification

32	Section 1350 Certifications

Footnotes to Exhibits Index

(1)	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed August 30, 2012.

(2)	Incorporated by reference to the Form 10-SB12G filed June 19, 1997.

(3)	Incorporated by reference to the Current Report on Form 8-K filed March 27, 2009.

(4)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 13, 2009.

(5)	Incorporated by reference to the Current Report on Form 8-K filed September 24, 2009.

(6)	Incorporated by reference to the Current Report on Form 8-K filed April 23, 2010.

(7)	Incorporated by reference to the Current Report on Form 8-K filed May 20, 2010.

(8)	Incorporated by reference to the Current Report on Form 8-K filed May 10, 2011.

(9)	Incorporated by reference to the Current Report on Form 8-K filed July 19, 2011.

(10)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 12, 2011.

(11)	Incorporated by reference to the Current Report on Form 8-K filed August 16, 2011.

(12)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 14, 2012.

(13)	Incorporated by reference to the Current Report on Form 8-K filed July 9, 2012.

(14)	Incorporated by reference to the Current Report on Form 8-K filed March 25, 2013.

(15)	Incorporated by reference to the Annual Report on Form 10-K filed April 15, 2013.

SIGNATURES

             Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN PETRO-HUNTER INC.

Dated: April 30, 2014	/s/ Robert B. McIntosh
By: Robert B. McIntosh
Its: President and Chief Executive Officer
(Principal Executive Officer)

             Pursuant to requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Capacity	Date

	President, Chief Executive Officer, Chief Financial Officer, and	April 30, 2014
/s/ Robert B. McIntosh	Director
Robert B. McIntosh	(Principal Executive Officer, Principal Financial Officer and
Principal Accounting Officer)

To the Board of Directors and Stockholders
American Petro-Hunter, Inc.
Wichita, Kansas

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of American Petro-Hunter, Inc. as of December 31, 2013 and 2012 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. American Petro-Hunter, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit of the financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Petro-Hunter, Inc. as of December 31, 2013 and 2012 and the results of its operations, stockholders’ equity (deficit), and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Samyn & Martin, LLC
Kansas City, Missouri
April 30, 2014

American Petro-Hunter, Inc.
Balance Sheets

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash	$15,793	$16,216
Accounts receivable	13,792	13,735
Total current assets	29,585	29,951

Investments in mineral properties, net of accumulated amortization of $185,457 and $132,499, respectively	400,000	1,582,324
Capitalized financing costs, net of amortization of $63,215 and $6,737, respectively	146,861	41,263

Total assets	$576,446	$1,653,538

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable and other liabilities	$885,746	$568,188
Short term note from officer	-	39,200
Notes payable, net of discount of $291,586 and $0 as of December 31, 2013 and 2012, respectively	1,014,722	-
Accrued interest	169,030	41,073
Total current liabilities	2,069,498	648,461

Long term liabilities:
Note payable, net of discount of $0 and $178,471 as of
December 31, 2013 and 2012, respectively	-	992,835
Total long term liabilities	-	992,835
Total liabilities	2,069,498	1,641,296

Stockholders' equity (deficit):
Common stock, $0.001 par value, 200,000,000 shares authorized, 101,325,435 and 47,620,406 shares issued and outstanding as of December 31, 2013 and 2012, respectively	101,326	47,621
Common stock to be issued; 14,480,278 and 6,423,708 shares as of December 31, 2013 and 2012, respectively	14,480	6,424
Additional paid-in capital	14,835,983	13,731,097
Accumulated comprehensive gain (loss)	-	4,706
Accumulated deficit	(16,444,841)	(13,777,606)
Total stockholders' equity (deficit)	(1,493,052)	12,242

Total liabilities and stockholders' equity (deficit)	$576,446	$1,653,538

The accompanying notes are an integral part of these financial statements

American Petro-Hunter, Inc.
Statements of Operations

	For the year ended
	December 31,
	2013	2012

Revenue	$141,221	$308,770

Cost of Goods Sold
Production and amortization	122,529	193,674

Gross profit	18,692	115,096

General and administrative	570,759	575,783
Executive compensation	204,000	481,000
Impairment expense	1,172,547	565,737
Total expenses	1,947,306	1,622,520

Net loss before other income (expense)	(1,928,614)	(1,507,424)

Other income (expense):
Gain (loss) on sale of mineral properties	-	2,621
Gain on forgiveness of debt	-	322,731
Gain (loss) on derivative liability	-	(5,265)
Interest expense	(738,621)	(2,115,799)
Total other income (expense)	(738,621)	(1,795,712)

Net loss before income taxes	(2,667,235)	(3,303,136)

Provision for income taxes	-	-

Net loss	(2,667,235)	(3,303,136)

Other comprehensive income (expense)	(4,706)	8,114

Comprehensive loss	$(2,671,941)	$(3,295,022)

Weighted average common shares
outstanding - basic and fully diluted	63,202,455	44,476,603

Net loss per common share
basic and fully diluted	$(0.04)	$(0.07)

The accompanying notes are an integral part of these financial statements

Amerian Petro-Hunter, Inc.
Statement of Stockholder's Equity (Deficit)

							Total
	Common Stock		Additional	Stock		Accumulated	Stockholder's
			Paid-in	owed but	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	not issued	Deficit	(Loss)	(deficit)

Balance at December 31, 2011	32,867,028	32,867	8,313,575	-	(10,474,470)	(8,114)	(2,136,142)

Shares issued for compensation	900,000	900	188,100	-	-	-	189,000
Shares issued in exchange for accts pay.	350,000	350	238,702	417	-	-	239,469
Convertible debenture converted to stock	12,652,869	12,653	3,150,565	-	-	-	3,163,218
Shares issued in exchange for notes pay.	850,509	851	211,777	-	-	-	212,628
Shares owed for financing agreement	-	-	1,628,378	6,007	-	4,706	1,639,091
Net Loss for the year	-	-	-	-	(3,303,136)	8,114	(3,295,022)

Balance at December 31, 2012	47,620,406	47,621	13,731,097	6,424	(13,777,606)	4,706	12,242

Shares issued for cash	3,375,897	3,376	56,902	-	-	-	60,278
Shares issued in exchange for accts payable	2,498,995	2,499	39,049	-	-	-	41,548
Shares issued in exchange for accr. interest	373,764	374	2,080	-	-	-	2,454
Shares issued in exchange for notes payable	45,308,667	45,309	291,531	-	-	-	336,840
Shares issued for capitalized financing costs	1,764,706	1,765	148,235	-	-	-	150,000
Shares issued that was owed from prior periods	383,000	383	-	(383)	-	-	-
Shares owed for financing agreement	-	-	86,611	8,439	-	-	95,050
Discounts issued on notes payables	-	-	480,477	-	-	-	480,477
Net Loss for the year	-	-	-	-	(2,667,235)	(4,706)	(2,671,941)

Balance at December 31, 2013	101,325,435	101,326	14,835,983	14,480	(16,444,841)	-	(1,493,052)

The accompanying notes are an integral part of these financial statements

American Petro-Hunter, Inc.
Statement of Cash Flows

	December 31,	December 31,
	2013	2012
Cash flows from operating activities
Net (loss)	$(2,667,235)	$(3,303,136)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Shares issued for compensation	-	189,000
Amortization of discount	367,127	243,590
Impairment expense	1,172,547	565,737
Amortization of mineral properties	52,957	105,880
Amortization of prepaid financing costs	56,477	6,737
Recognized (gain) loss on fair value of derivative liability	-	5,265
Stock and warrants issued for financing	95,050	1,424,394
Gain on forgiveness of debt	-	(322,731)
Gain on sale of mineral properties	-	(2,621)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(58)	32,682
(Increase) decrease in prepaid expenses	-	48,518
Increase (decrease) in accounts payable and accrued liabilities	354,637	395,313
Increase (decrease) in accrued interest	130,411	183,521
Net cash used by operating activities	(438,087)	(427,851)

Cash flows from investing activities
Proceeds from sale of mineral properties	-	69,500
Acquisition of mineral properties	(43,180)	(355,242)
Net cash used by investing activities	(43,180)	(285,742)

Cash flows from financing activities
Short-term note from officer	-	39,200
Proceeds from sale of common stock	60,278	-
Proceeds from notes payable	420,566	688,000
Net cash provided by financing activities	480,844	727,200

Net increase (decrease) in cash	(423)	13,607
Cash - beginning	16,216	2,609
Cash - ending	$15,793	$16,216

Supplemental disclosures:
Interest paid	$77,973	$117,391
Income taxes paid	$-	$-

Non-cash transactions:
Shares issued for compensation	$-	$189,000
Shares issued for capitalized financing costs	$150,000	$-
Accounts payable converted to stock	$41,548	$239,469
Note payable and accrued interest converted to stock	$339,294	$3,375,846

The accompanying notes are an integral part of these financial statements

American Petro-Hunter Inc.
Notes to Financial Statements
December 31, 2013

1.	Nature and Continuance of Operations

American Petro-Hunter Inc. (the “Company”) was incorporated in the State of Nevada on January 24, 1996 as Wolf Exploration Inc. On March 17, 1997, Wolf Exploration Inc. changed its name to Wolf Industries Inc.; on November 21, 2000, they changed its name to Travelport Systems Inc., and on August 17, 2001, changed its name to American Petro-Hunter Inc.

In the 1st quarter of 2014, the Company sold all of its mineral properties and will no longer have oil and gas revenue (see footnote 11 for further details). The Company intends to proceed with a new strategy, which is to build a holding company focused on energy and real estate investments. It will seek to develop, acquire and operate hard assets that it expect will provide attractive and tax efficient cash flow as well as future price appreciation. The Company is currently in negotiations to acquire an accommodation facility that services utility and oil service companies operating in the Eagleford region of Texas. In addition to real estate assets, the Company intends to acquire, explore for, develop and produce crude oil and natural gas properties located in the U.S. directly and through retail distribution network.

Going Concern

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has an accumulated deficit of $16,444,841 as of December 31, 2013 and has current liabilities that are $2,069,498 which is $2,039,913 in excess of its current assets. The Company has limited assets and requires additional funds to maintain its operations. Management’s plan in this regard is to raise equity financing as required. There can be no assurance that sufficient funding will be obtained. The foregoing matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of these financial statements.

Income taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-5”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. See footnote 8 for further details.

Revenue Recognition

It is our policy that revenues will be recognized in accordance with ASC subtopic 605-10. Under ASC 605-10, product revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable and collectability is reasonably assured.

Use of estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company maintains cash balances in interest and non-interest bearing accounts. For the purpose of these financial statements, all highly liquid cash and investments with a maturity of three months or less are considered to be cash equivalents.

Net loss per share

In accordance with ASC subtopic 260-10, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the years ended December 31, 2013 and 2012, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the stock warrants and convertible debt on the Company’s net loss.

Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values because of their relatively short-term maturities. See Note 5 for further details.

Fair Value of Financial Instruments

The Company has financial instruments whereby the fair value of the financial instruments could be different from that recorded on a historical basis in the accompanying balance sheets. The Company's financial instruments consist of cash, accounts receivable, accounts payable, and notes payable. The carrying amounts of the Company's financial instruments approximate their fair values as of December 31, 2013 and 2012, due to their short-term nature. See Note 5 for further details.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficits.

Oil and Gas Properties

We follow the successful efforts method of accounting for oil and gas exploration and production activities. All costs for development wells, related plant and equipment, proved mineral interests in oil and gas properties are capitalized. Costs of exploratory wells are capitalized pending determination of whether the wells found proved reserves. Cost of wells that are assigned proved reserves remain capitalized. All other exploratory wells and costs are expensed.

Depreciation, depletion and amortization of all capitalized costs of proved oil and gas producing properties are expensed using the straight-line method over the estimated life of each well. Period valuation provisions for impairment of capitalized costs of unproved mineral interests are expensed. The costs of unproved properties are excluded from amortization until the properties are proved.

Unproved properties are assessed periodically individually when drilling and flow testing results indicate whether there is an economic resource or not. All capitalized costs associated with properties that have been determined to be a “dry-hole” or “uneconomic” are impaired when that determination is made. Proved properties are assessed periodically for impairment on an individual basis. Events that can trigger the test for possible impairment include significant decreases in the market value of a property, significant change in the extent or manner of use or change in property and the expectation that a property will be sold or otherwise disposed of significantly sooner than the previously estimated useful life. The assessment is done by comparing each property’s carrying value to their associated estimated undiscounted future net cash flows. Impaired properties are written down to their estimated fair values. The resulting impairment would be expensed to operations as impairment expense in the period in which it was determined that the impairment was indicated and calculated.

3.	Recent Accounting Pronouncements

Management has reviewed recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC and they do not or are not believed by management to have a material impact on the Company's present or future financial statements

4.	Investments in Mineral Properties

During the year ended December 31, 2013, the Company invested $43,180 in one investment of mineral properties. During the year ended December 31, 2012, the Company invested a total of $355,242 in four mineral properties and exchanged a Poston Prospect well with a book value of $41,000 plus cash in the amount of $6,500 for partial payment on a well located in the Oklahoma prospect. Management reviewed the carrying amount of the Company’s investments in its oil and gas properties during the 3rd quarter of 2013 and recognized an impairment expense in the amount of $1,172,547 to bring the mineral properties carrying value in line with their fair market value at that time. Management reviewed the carrying amount of the Company’s investments in its oil and gas properties at the balance sheet date and recognized no further impairment as of December 31, 2013 and $565,737 of impairment expense as of December 31, 2012. As of December 31, 2013 and 2012, the estimated fair value of mineral properties totaled $400,000 and $1,582,324, net of accumulated amortization of $185,457 and $132,499, respectively. As of December 31, 2013, the Company has total gross capitalized costs of mineral properties of $585,457; $367,394 in proved properties and $218,063 in unproved properties. As of December 31, 2012, the Company has total capitalized costs of mineral properties (gross) of $1,714,822; $1,103,205 in proved properties and $611,617 in unproved properties. Capitalized costs of proved properties are amortized using the straight-line method over the estimated useful life of each well. Unproved properties are excluded from amortization. Amortization expense for the years ended December 31, 2013 and 2012 was $52,957 and $105,880, respectively. Subsequent to year end, revenue producing investments in mineral properties were sold for a total of $540,000 (See footnote 11 for further details). A summary of investments follows:

Poston Prospect

On May 4, 2009, the Company entered into an Agreement with S&W Oil & Gas, LLC (“S&W”) to participate in the drilling for oil in the Poston Prospect #1 Lutters in Southwest Trego County, Kansas (the “Poston Prospect”). Pursuant to the agreement, the Company paid $64,500 in exchange for a 25% working interest in the 81.5% net revenue interest in the Poston Prospect. Subsequent to acquiring the working interest, the Company paid $138,615 in capitalized development costs necessary for completion of the initial well and the drilling and completion of a second well in the Poston Prospect. In 2011, the Company recognized an impairment of the investment in the amount of $93,879. During the year ended December 31, 2012, the Company sold its interest in the Poston Prospect for cash in the amount of $69,500, resulting in a gain of $2,621. This well contributed approximately 5% of the Company’s 2012 revenue and 0% of the revenue for the year ended December 31, 2013.

Oklahoma prospects

During 2010 and 2011, the Company acquired various working interest percentages ranging from 5% to 50%, from Bay Petroleum for mineral properties located in Oklahoma in exchange for cash totaling $1,992,330. During the year ended December 31, 2011, one well was determined to be a “dry hole” and its full $80,000 carrying value was impaired. During the year ended December 31, 2012, the Company acquired additional working interests in the Oklahoma prospects for cash in the amount of $355,242 and property valued at $41,000. During the year ended December 31, 2012, two of the wells were determined to be uneconomic and $565,737 of impairment was taken to reduce the properties to their fair value. As of December 31, 2012, the investment in these mineral properties is $1,582,324, net of accumulated amortization of $132,499. During the year ended December 31, 2013, the Company invested an additional $43,180. Management reviewed the carrying amount of the Company’s investments in its oil and gas properties as of the third quarter of 2013 and recognized an impairment expense in the amount of $1,172,547 for the year ended December 31, 2013. As of December 31, 2013, the investment in these mineral properties is $400,000 net of accumulated amortization of $185,457. The Oklahoma prospects wells contributed approximately 95% of the Company’s 2012 revenue and 100% of the revenue for the year ended December 31, 2013. Subsequent to year end, reserve producing investments in mineral properties were sold for a total of $540,000 (See footnote 11 for further details).

5.	Fair Value Measurements

The Company adopted ASC Topic 820-10 at the beginning of 2009 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. The adoption of ASC Topic 820-10 did not impact the Company’s financial condition or results of operations. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability. A reconciliation of level 3 assets can be found in footnote 4 which discusses changes in the Investments in mineral properties during 2012 and 2013.

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis as of:

	Level 1	Level 2	Level 3	Total
December 31, 2013:
Cash	$15,793	$-	$-	$15,793
Accounts receivable	-	13,792	-	13,792
Investments in mineral properties, net	-	-	400,000	400,000
Accounts payable and other liab.	-	(1,054,776)	-	(1,054,776)
Notes payable, net of discount	-	(1,014,722)	-	(1,014,722)

December 31, 2012:
Cash	$16,216	$-	$-	$16,216
Accounts receivable	-	13,735	-	13,735
Investments in mineral properties, net	-	-	1,582,324	1,582,324
Accounts payable and other liab.	-	(609,261)	-	(609,261)
Notes payable, net of discount	-	(1,032,035)	-	(1,032,035)

6.	Debt and Debt Guarantee Short term note from Officer

During the year ended December 31, 2012, the Company issued a promissory note in the amount of $39,200 for cash advances received from an officer of the Company. The note is non-interest bearing, unsecured and due on demand. As of December 31, 2012, the balance on this note was $39,200. On September 27, 2013, the Company entered into an agreement to issue 3,768,844 restricted shares of stock at $0.0199 for an amount of $75,000 in lieu of payment towards this note and $35,800 in other payables owed. As of December 31, 2013, the balance on this note is $0.

Miscellaneous Notes Payable

On October 18, 2006, the Company issued a promissory note in the amount of $25,000. The note bears interest at a rate of 12% per annum, is unsecured and matured on May 18, 2007. On March 26, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $21,819 into 187,277 shares of the Company’s common stock at a conversion rate of $0.25 per share. As of December 31, 2012, there was no balance due on this note.

In August 2011, the Company issued a promissory note in the amount of $71,000. The note bears interest at a rate of 24% per annum, is unsecured and due on demand. On April 30, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $12,140 into 332,561 shares of the Company’s common stock at a conversion rate of $0.25 per share. As of December 31, 2012, there was no balance due on this note.

Note Payable – Centennial Petroleum Partners

In December, 2011, the Company issued a promissory note in the amount of $79,980 to Centennial Petroleum Partners LLC (“CPP”). The note bears interest at a rate of 6% per annum, is unsecured and due on demand. On April 30, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $2,688 into 330,671 shares of the Company’s common stock at a conversion rate of $0.25 per share. As of December 31, 2012, there was no balance due on this note.

In 2011, CPP was assigned the 6% royalty interest originally granted to Maxum Overseas Fund. The royalty interest was valued at $113,164 utilizing the present value of estimated future payments due over the remaining life of the wells. The liability was recorded with corresponding prepaid financing costs to be amortized over the remaining term of the debt. For the years ended December 31, 2012 and 2011, $42,436 and $35,364, respectively, was amortized into interest expense in relation to this prepaid. During the year ended December 31, 2012, in connection with the royalty termination agreement discussed below, the Company has recorded a gain of $77,800 on the forgiveness of future royalty payments of $108,746 net of the unamortized financing costs of $30,946.

On July 3, 2012 in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, CPP agreed to enter into a royalty termination agreement, resulting in the elimination of their 6% royalty interest in exchange for anti-dilution protection with respect to the shares issued in the conversion of their note payable at a conversion rate of $0.25. The anti-dilution protection provides that in the event the Company issues warrants to a third party with an exercise price less than the conversion rate of $0.25, the Company will issue additional shares for the previous conversions equal to the difference between the number of shares calculated utilizing the variable ASYM warrant exercise price less the number of shares previously issued subject to a ceiling of 4.99% of the total outstanding shares of the Company. On July 3, 2012, the Company estimated the potential future number of anti-dilution share issuances required pursuant to the agreements to be 2,385,311 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $333,943 representing the fair value of the potential anti-dilution shares on that date. As of December 31, 2012, the Company has authorized the issuance of 3,003,104 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $406,615, the fair value of the shares on the date of grant. As of December 31, 2012, CPP there were an additional 4,633 additional anti-dilution shares potentially issuable to meet the beneficial ownership ceiling as a result; the Company recorded a decrease in derivative liability of $333,664 and a corresponding change in comprehensive gain (loss). During the year December 31, 2013, the Company authorized the issuance of an additional 4,219,785 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $47,525; the fair value of the shares on the date of the grant. As of December 31, 2013, the Company has not issued any of the shares discussed above and CPP is owed 7,222,889 shares. These shares are recorded as owed but not issued on the balance sheet.

Convertible Debentures - 2009

In August and September of 2009, the issued two Secured Convertible Promissory Notes in the amount of $500,000 each to an investor for total proceeds of $1,000,000. The notes bear interest at a rate of 18% per annum, are secured by the assets of the Company, and matured on August 13 and September 15, 2010, respectively. In accordance with the agreement, the Company is required to make monthly interest payments until the principal balances are paid in full. Additionally, the Company issued warrants to purchase up to 2,857,142 shares of the Company’s common stock at an exercise price of $0.50. The warrants expired in 2011 and were unexercised. In March 2010, the holder elected to convert $350,000 of the notes into 1,000,000 shares of the Company’s common stock at a conversion rate of $0.35 per share. In December 2010 and August 2011, the debentures were subsequently amended whereby extending the original maturity date to August 13 and September 15, 2012 and reducing the conversion rate from the lower of $0.35 or a 25% discount to the five day average trading price to the lower of $0.25 or a 25% discount to the five day average.

On July 3, 2012, in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, the Company entered into a third amendment whereby the holder agreed to terminate his security interest in the assets of the Company, reduce the interest rate from 18% to 10% per annum upon receipt of the initial financing tranche of $1,000,000 and to revise the repayment terms, whereby the entire unpaid principle together with accrued interest will be payable in two equal installments upon successful financing obtained by the Company, but in no event later than December 31, 2014. The initial funding tranche of $1,000,000 has not been received; therefore this loan remains at an interest rate of 18% per annum.

On March 4, 2013, $140,000 of the outstanding convertible debt was assigned to Magna Group, LLC. On August 20, 2013, an additional $65,000 of the outstanding convertible debt was assigned to Magna Group, LLC. On November 6, 2013, an additional $150,000 of the outstanding convertible debt was assigned to Magna Group, LLC. See “Notes Payable – Magna Group” below for further details.

As of December 31, 2013 and 2012, the principal balance related to this note totaled $278,306 and $633,306, respectively. This note is due on December 31, 2014.

Convertible Debentures - 2010

In 2010, the company entered into a Convertible Line of Credit Agreement with Maxum Overseas Fund (“Maxum”) in the amount of $1,500,000 and received an initial advance in the amount of $1,462,774. The line of credit bears interest at a rate of 24% per annum, was convertible at $0.90, and was secured by certain assets of the Company and due in full on May 17, 2011. In November of 2010, the Company amended the line of credit agreement to reduce the conversion price to $0.25 per share. In May and July of 2011, the Company entered into a third and fourth amendment to the line of credit whereby increasing the line of credit to $2,000,000 in exchange for a 3% royalty interest in production revenue generated by the Company. The Company was advances additional proceeds of $1,700,918. In August 2011, the agreement was further amended to extend the maturity date to November 17, 2012 and increase the line to $3,000,000 in exchange for an additional 3% royalty interest. The royalty interest was subsequently assigned by Maxum to Centennial Petroleum Partners, LLC (“CPP”). See CPP information above for further details on the royalty interest and its termination in 2012.

In December 2011, the holder elected to convert $1,090,902 of the balance owed into 4,363,611 shares of the Company’s common stock at a conversion rate of $0.25 per share. In the first quarter of 2012, the Company was advanced an additional $198,000 against the line of credit and In March and April of 2012; the holder elected to convert the entire unpaid principle balance and accrued interest in the amount of $3,163,218 into 12,652,869 shares of the Company’s common stock at a conversion rate of $0.25. As of December 31, 2012 there is no balance on this note. Additionally, in 2012, Maxum agreed to forgive the finders’ fee and the Company recorded debt forgiveness of $158,185. As of December 31, 2012 and 2011, the Company recorded amortization expense related to the beneficial conversion feature in the amount of $212,070 and $646,760, respectively.

On July 3, 2012 in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, the investor group agreed to enter into a lien termination agreement, resulting in the termination of their security interest in certain assets of the Company in exchange for anti-dilution protection with respect to the shares issued in the conversion of the line of credit at a conversion rate of $0.25 The anti-dilution protection provides that in the event the Company issues warrants to a third party with an exercise price less than the conversion rate of $0.25, the Company will issue additional shares for the previous conversions equal to the difference between the number of shares calculated utilizing the exercise price of the warrants less the number of shares previously issued subject to a ceiling of 4.99% of the total outstanding shares of the Company. The Company estimated the number of shares that could be issued pursuant to the agreements on July 3, 2012 to be 2,576,975 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $360,776 representing the fair value of the shares on that date. During the year ended December 31, 2012, the Company authorized the issuance of 3,003,104 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $425,468, the fair value of the shares on the date of grant. As of December 31, 2012, there were an additional 4,633 additional anti-dilution shares potentially issuable to meet the beneficial ownership ceiling as a result; the Company recorded a decrease in derivative liability of $360,497 and a corresponding change in comprehensive gain (loss). During the year ended December 31, 2013, the Company authorized the issuance of an additional 4,219,785 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $47,525; the fair value of the shares on the date of the grant. As of December 31, 2013, the Company has not issued any of the shares discussed above and Maxum is owed 7,222,889 shares. These shares are recorded as owed but not issued on the balance sheet.

Note Payable – ASYM

On July 3, 2012, the Company entered into a Purchase Agreement with ASYM Energy Opportunities LLC (“ASYM”), pursuant to which ASYM agreed to provide up to $10,000,000 in debt financing to be advanced in approximately ten tranches of $1,000,000 each, with $300,000 of the initial tranche to be paid upon closing and the remaining $700,000 to be funded upon the satisfaction of certain conditions, including completion of due diligence by ASYM, satisfaction by the Company of certain financial tests, and the availability of funds of ASYM. Each tranche will be evidenced by a senior secured promissory note which bears interest at a rate of 15% per annum, with all tranches maturing on June 30, 2015 at an amount equal to 110% of the principle amount funded. Additionally, each note is subject to early repayment in the event the Company does not meet certain financial covenants. In accordance with the agreement, the Company has issued a First Lien Security Agreement, Mortgage, Deed of Trust, Assignment of Production, Fixture Filing and Financing Statement to ASYM as collateral to the financing. In connection with each tranche of funding, the Company is required to issue a warrant to purchase shares of the Company’s common stock equal to 83% the tranche amount, divided by the warrant exercise price. Additionally, the Company has entered into a Deposit Account Control Agreement with ASYM to perfect ASYM’s security interest in certain bank accounts maintained by the Company. The Company is required to pay an administrative fee of $100,000 payable upon receipt of the second tranche of $1,000,000.

Further, pursuant to the Purchase Agreement, the Company entered into a perpetual Management Services Agreement with ASYM Management LLC ("ASYM Management") for managerial, financial, strategic and operational consulting services. The agreement expires only upon the sale, liquidation or dissolution of the Company or termination by ASYM Management. Pursuant to the terms of the agreement, the Company has agreed to pay a monthly management fee of $12,000 plus two percent of the unfunded balance of the Purchase Agreement. In addition, ASYM Management will be entitled to receive a warrant equal to 17% of the tranche amount divided by the exercise price of the warrant.

In March of 2013, the Company amended its agreement with ASYM Management to raise the monthly management fee to $20,000 per month and to eliminate the fee on the unused portion of the funding. The amended agreement lowers the amount owed to ASYM as of March of 2013 by approximately $47,000 if the full balance owed to them is paid in full by July 31, 2013. The amounts owed to ASYM were not paid in full by July 31, 2013, so the $47,000 was not forgiven.

The aforementioned warrants had a variable exercise price computed based on the lesser of (i) $0.20, (ii) eighty five percent (85%) of the volume weighted average price per share of the Company’s common stock for the fifteen days preceding the issuance of any tranche, or (iii) the trailing ninety (90) net average daily oil production multiplied by $40,000, the product of which is reduced by the Company’s total liabilities, but not less than $500,000, and then divided by the Company’s fully diluted number of common shares outstanding. Each warrant will have a term of five years from the date of issuance and will be limited to an amount where the underlying shares of common stock issuable upon exercise does not cause ASYM collectively, to exceed a 4.99% ownership interest in the Company. Upon exercise of any warrant, the warrant shares are subject to demand registration rights utilizing best efforts.

On July 3, 2012, the Company estimated the number of shares underlying warrants that could be issued pursuant to the Purchase Agreement, while not exceeding an ownership interest of 4.99%, to be 2,576,975 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $354,049 representing the fair value of the of the warrants on that date. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.031 iii) volatility of 181% iv) risk free rate of 0.69% and v) share price on the date of grant of $0.14.

On July 6, 2012, the Company received $300,000 of the initial tranche and in accordance with the Purchase Agreement the Company granted warrants to purchase a total of 2,576,975 shares of the Company’s common stock, 2,138,889 to ASYM and 438,086 to ASYM Management, at an exercise price of $0.031 and recorded a financing expense in the amount of $354,049, the fair value of the warrants on the date of grant. On September 27, 2012, the Company received additional proceeds of $180,000 due under the first tranche. As consideration for the limitation of funding the entire remaining $700,000 per the Purchase Agreement, ASYM agreed to a $0.35 exercise price for the warrant due them in connection with the September 27th funding. As a result, the Company granted warrants to purchase a total of 376,209 shares of the Company’s common stock and recorded a financing expense in the amount of $59,124, the fair value of the warrants on the date of grant. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.2946 iii) volatility of 179% iv) risk free rate of 0.64% and v) share price on the date of grant of $0.16

On November 19 and December 17, the Company received two additional tranches in the amount of $5,000 each. In accordance with the terms of the financing agreement the Company granted the issuance of warrants to purchase 18,773 and 31,147, respectively in connection with the funding advances and recorded financing costs of $4,452. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.01 iii) volatility of 184%-185 iv) risk free rate of 0.64% -0.77% and v) share price on the date of grant of $0.12 -$0.07.

On March 31, 2013, the Company and ASYM agreed to modify the terms of the July 3, 2012 agreement whereby eliminating the variable exercise price of each warrant grant due pursuant to the agreement to a fixed exercise price of $0.01 applicable to both past and future warrant grants. As a result of the retrospective modification of terms, the Company re-valued all warrants previously issued and recorded a financing expense in the amount of $174,683. As of December 31, 2012, the derivative liability related to the fair value of the variable number of warrants potentially issuable has been eliminated due to the fixed conversion rate.

The ASYM agreement contains miscellaneous debt covenant requirements. As of December 31, 2012 and December 31, 2013, the Company was not in compliance with those covenants. On March 28, 2013, ASYM granted the Company a waiver of those covenants through March 31, 2013 in return for a 3% overriding royalty interest in all existing and future properties and a $25,000 waiver fee. The $25,000 waiver fee was not paid but rather recorded as a tranche loan under the agreement. In accordance with the terms of the financing agreement the Company granted the issuance of warrants to purchase 4,662 shares of common stock in connection with the funding advances and recorded financing costs of $240. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.01 iii) volatility of 120.5% iv) risk free rate of 0.72% and v) share price on the date of grant of $0.055. As of June 30, 2013, the Company was still not in compliance with those covenants. On September 5, 2013, ASYM granted the Company a waiver of those covenants through September 11, 2013 in return for a $25,000 waiver fee. The $25,000 waiver fee was not paid but rather recorded as a tranche loan under the agreement. In July of 2013, the Company received an additional tranche in the amount of $60,766. During the quarter ended September 30, 2013, In accordance with the terms of the financing agreement the Company granted the issuance of warrants to purchase 2,158,994 shares of common stock in connection with the funding advances and valued the warrants at $21,590. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.01 iii) volatility of 203.77% iv) risk free rate of 1.39% and v) share price on the date of grant of $0.01. As of September 30, 2013, the Company was still not in compliance with those covenants. On November 18, 2013, ASYM granted an extension of the waiver of those covenants for all periods prior to November 18, 2013 in return for $25,000 waiver fee in the form of an additional tranche loan under the agreement. During the quarter ended December 31, 2013, In accordance with the terms of the financing agreement the Company granted the issuance of warrants to purchase 2,056,129 shares of common stock in connection with the funding advances and valued the warrants at $25,290. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.01 iii) volatility of 207.46% iv) risk free rate of 1.41% and v) share price on the date of grant of $0.0125. As of the date of these financial statements, the Company is in default with respect to the ASYM note.

Through all of the transaction listed above, a total discount relating to the issuance of warrants with this debt has been recorded in the amount of $239,812. Of this amount $31,520 and $74,324 has been amortized into interest expense during the years ended December 31, 2012 and 2013, respectively. As of December 31, 2013, the unamortized portion of the discount is $133,969.

As of December 31, 2013, $685,842 is owed on this note payable. Subsequent to year-end, the Company sold all of its investments in mineral properties for $540,000, most of which went to ASYM in partial satisfaction of this debt (See footnote 11 for further details).

Notes Payable – Magna Group

Effective March 4, 2013, in connection with the assignment of $140,000 of outstanding convertible debt of the Company to Magna Group, LLC (“Magna”), the Company issued to Magna a Twelve Percent (12%) Convertible Note, which matured on September 4, 2013. The Note provides that Magna, at any time, and the Company, on the maturity date, may convert any remaining outstanding principal balance and accrued interest under the Note into shares of common stock of the Company. The conversion price of the Note shall be equal to a forty five percent (45%) discount from the lowest trading price of the Company’s common stock in the five days prior to the day Magna requests conversion. An additional eight percent (8%) discount will be applied if the Company’s common stock is chilled for deposit at DTC and/or becomes chilled at any point while the Note is outstanding. In no event will the conversion price be less than $0.00004 per share. If at any time the Company issues any stock or grants options or warrants at a price per share less than the conversion price, then the conversion price will be reduced to such lesser amount. The Company may prepay the note at any time, upon three business days’ written notice, at a price equal to one hundred and fifty percent (150%) of the outstanding principal balance of the Note, plus accrued interest. This note contains a beneficial conversion feature that was calculated at $140,000 and a discount was recorded. The discount will be amortized over the six-month of the loan and adjusted for any conversions to common stock. During the year ended December 31, 2013, $140,000 was amortized into interest expense in relation to the discount and the discount is $0 as of December 31, 2013. In March of 2013, the company issued 1,305,034 shares of common stock in relation to a conversion of $40,000 of the Note. In April of 2013, the Company entered into an exchange agreement with Magna which changed the conversion price to $.008. During the three months ended, June 30, 2013, the company issued 11,283,784 shares of common stock in relation to a conversion of $90,000 of the note. In August of 2013, Magna converted an additional $10,000 of the note into 1,250,000 shares of common stock. In December of 2013, Magna converted an additional $1,560 in accrued interest related to this note into 195,000 shares of common stock. As of December 31, 2013, there is no balance due on this note.

In August of 2013, an additional $65,000 of outstanding convertible debt of the Company was assigned to Magna. The Company issued to Magna a Twelve Percent (12%) Convertible Note, which matures on August 20, 2014. The Note provides that Magna, at any time, and the Company, on the maturity date, may convert any remaining outstanding principal balance and accrued interest under the Note into shares of common stock of the Company. The conversion price of the Note shall be equal to $0.005 on the day of conversion request. An additional eight percent (8%) discount will be applied if the Company’s common stock is chilled for deposit at DTC and/or becomes chilled at any point while the Note is outstanding. In no event will the conversion price be less than $0.00004 per share. If at any time the Company issues any stock or grants options or warrants at a price per share less than the conversion price, then the conversion price will be reduced to such lesser amount. The Company may prepay the note at any time, upon three business days’ written notice, at a price equal to one hundred and fifty percent (150%) of the outstanding principal balance of the Note, plus accrued interest. This note contains a beneficial conversion feature that was calculated at $39,806 and a discount was recorded. The discount will be amortized over the one year term of the loan and adjusted for any conversions to common stock. During the year ended December 31, 2013, $39,806 was amortized into interest expense in relation to the discount and the discount is $0 as of December 31, 2013. In September of 2013, the company issued 1,500,000 shares of common stock in relation to a conversion of $7,500 of the note. In October of 2013, the company issued 3,000,000 shares of common stock in relation to a conversion of $15,000 of the note. In November of 2013, the company issued 4,500,000 shares of common stock in relation to a conversion of $22,500 of the note. In December of 2013, the company issued 4,178,764 shares of common stock in relation to a conversion of $20,000 of the note plus accrued interest of $894. As of December 31, 2013, there is no balance due on this note.

In November of 2013, an additional $150,000 of outstanding convertible debt of the Company was assigned to Magna. The Company issued to Magna a Twelve Percent (12%) Convertible Note, which matures on November 6, 2014. The Note provides that Magna, at any time, and the Company, on the maturity date, may convert any remaining outstanding principal balance and accrued interest under the Note into shares of common stock of the Company. The conversion price of the Note shall be equal to $0.005 on the day of conversion request. An additional eight percent (8%) discount will be applied if the Company’s common stock is chilled for deposit at DTC and/or becomes chilled at any point while the Note is outstanding. In no event will the conversion price be less than $0.00004 per share. If at any time the Company issues any stock or grants options or warrants at a price per share less than the conversion price, then the conversion price will be reduced to such lesser amount. The Company may prepay the note at any time, upon three business days’ written notice, at a price equal to one hundred and fifty percent (150%) of the outstanding principal balance of the Note, plus accrued interest. This note contains a beneficial conversion feature that was calculated at $96,429 and a discount was recorded. The discount will be amortized over the one year term of the loan and adjusted for any conversions to common stock. During the year ended December 31, 2013, $28,928 was amortized into interest expense in relation to the discount and the discount is $67,500 as of December 31, 2013. In December of 2013, the company issued 4,000,000 shares of common stock in relation to a conversion of $20,000 of the note. As of December 31, 2013, the balance owed on the note is $130,000.

Subsequent to December 31, 2013, an additional $40,000 of this note has been converted into 8,000,000 shares of common stock.

Notes Payable – JMJ Financial

Effective March 27, 2013, the Company issued a convertible promissory note in the total possible amount of $335,000 which includes principle of $300,000 and an original issue discount (OID) of $35,000. The Company then borrowed $50,000 under the note ($5,833 OID). The note bears no interest if repaid within ninety days and bears interest of 12% if not repaid within ninety dates. The maturity date of each loan under this promissory note is one year from the date of the draw. The loan balance is convertible at the lesser of $0.075 or 60% of the lowest trade price in the 25 trading days previous to the conversion. In June of 2013, the Company amended its agreement with JMJ Financial to change the conversion price to be the lesser of $0.01 or 60% of the lowest trade price in the 25 trading days previous to the conversion. In the case the conversion shares are not deliverable by DWAC an additional 10% discount will apply. This note contains a beneficial conversion feature that was bifurcated out of the loan proceeds of the initial $50,000 draw. A discount on notes payable related to the beneficial conversion feature was recorded in the amount of $20,000 and will be amortized over the one year of the loan.

On June 27, 2013, the Company borrowed an additional $25,000 under the note ($2,917 OID). A discount on this notes payable related to the beneficial conversion feature was recorded in the amount of $10,000 and will be amortized over the one year of the loan.

On September 27, 2013, the Company borrowed an additional $25,000 under the note ($2,917 OID). A discount on this notes payable related to the beneficial conversion feature was recorded in the amount of $19,643 and will be amortized over the one year of the loan.

On December 9, 2013, the Company borrowed an additional $30,000 under the note. A discount on this notes payable related to the beneficial conversion feature was recorded in the amount of $18,158 and will be amortized over the one year of the loan.

During the year ended December 31, 2013, $36,424 was amortized into interest expense in relation to the discount and the debt conversion to stock as noted below. As of December 31, 2013, the unamortized amount of the discount is $31,377.

In September of 2013, JMJ converted $18,000 of the note into 3,000,000 shares of common stock. In November of 2013, JMJ converted $22,140 of the note into 3,900,000 shares of common stock. In December of 2013, JMJ converted $20,500 of the note into 4,100,000 shares of common stock.

As of December 31, 2013, the balance on this note is $69,360.

Subsequent to December 31, 2013, an additional $43,660 of the note payable has been converted into 12,415,152 shares of common stock and the Company borrowed an additional $30,000 under this note.

Notes Payable – Hanover Holdings I, LLC

Effective March 4, 2013, the Company issued a convertible promissory note in the amount of $51,500. The note bears interest at 12% and matures on December 4, 2013. The loan balance is convertible at 55% of the lowest trade price in the 10 trading days previous to the conversion. This note contains a beneficial conversion feature that was bifurcated out of the loan proceeds. A discount on notes payable related to the beneficial conversion feature was recorded in the amount of $25,925 and will be amortized over the life of the loan. In April of 2013, the Company entered into an exchange agreement with Hanover which changed the maturity date of the note to November 4, 2014 and changed the conversion price to $.008. The discount on the notes payable related to the new beneficial conversion feature was increased by $15,489. In September of 2013, $12,000 of the note was converted to 1,500,000 shares of common stock. As of December 31, 2013, the balance of the note was $39,500. During the year ended December 31, 2013, $29,410 was amortized into interest expense in relation to the discount and the unamortized discount is $12,004 as of December 31, 2013.

Effective April 25, 2013, the Company issued a convertible promissory note in the amount of $5,000. The note bears interest at 12%, is payable on December 26, 2013, and is convertible at $0.008. The beneficial conversion feature on this note was deemed to be immaterial. As of December 31, 2013, the balance of the note was $5,000. As of December 31, 2013, the Company is in default with respect to this loan.

During July and August of 2013, the Company issued an additional $31,800 convertible promissory note, bearing interest at 12%, payable on August 20, 2014, and convertible at $0.004. A discount on notes payable related to the beneficial conversion feature was recorded in the amount of $21,940 and will be amortized over the life of the loan. As of December 31, 2013, $7,313 of the discount had been amortized to interest expense and $14,627 remained unamortized. The balance of the note as of December 31, 2013 was $31,800.

During November of 2013, the Company issued an additional $51,500 convertible promissory note, bearing interest at 12%, payable on November 5, 2014, and convertible at $0.004. A discount on notes payable related to the beneficial conversion feature was recorded in the amount of $35,531 and will be amortized over the life of the loan. As of December 31, 2013, $5,922 of the discount had been amortized to interest expense and $26,609 remained unamortized. The balance of the note as of December 31, 2013 was $51,500.

Notes Payable – Individual

Effective June 1, 2013, the Company issued a convertible promissory note in the amount of $15,000 to an unrelated individual. The note bears interest at 10% and matures one year from date of loan. The loan balance is convertible at the lesser of $.01 or 75% to the average closing trading price during 5 trading days prior to conversion. This note contains a beneficial conversion feature that was bifurcated out of the loan proceeds and recorded in the amount of $7,500. This discount will be amortized over the one year of the loan. During the year ended December 31, 2013, $5,000 was amortized into interest expense in relation to the discount and an unamortized discount of $2,500 remains as of December 31, 2013. As of December 31, 2013, the balance on the note was $15,000.

Loan Guarantee

In 2004, the Company received a demand for payment from Canadian Western Bank (“CWB”) pursuant to a guarantee provided by the Company in favor of Calgary Chemical, a former subsidiary. The Company divested itself of Calgary Chemical in 1998 under an agreement with a former president and purchaser. The agreements included an indemnity guarantee from the purchaser of Calgary Chemical, whereby the purchaser would indemnify and save harmless the Company from any and all liability, loss, damage or expenses. Upon receipt of the demand, the Company accrued the estimated amount of the claim, $94,860 along with a comprehensive loss on foreign currency of $8,114, since in the opinion of legal counsel it is more likely than not that CWB would prevail in this action. As of December 31, 2012, the Company has determined the loan guarantee is no longer valid due to its age and the statute of limitations. As a result, the Company recognized a gain on debt in the amount of $86,746 in the year ended December 31, 2012.

Financing and interest expense

Financing and interest costs related to the Company’s aforementioned financing activities for the years ended December 31, 2013 and 2012, totaled $738,621 and $2,115,799, respectively. Accrued interest related to all of the above notes was $169,030 and $41,073 as of December 31, 2013 and 2012, respectively.

Capitalized financing costs

Capitalized financing costs as of December 31, 2013 were $210,076 relating to $150,000 commitment fee relating to the Hanover purchase agreement as noted below and $60,076 10% surcharge on the ASYM notes payable discuss above. These capitalized financing costs are being amortized over the periods of the respective agreements. $6,737 of these costs were amortized in the year ended December 31, 2012 and $56,477 were amortized in the year ended December 31, 2013 leaving unamortized capitalized financing costs of $146,861 as of December 31, 2013.

7.	Stockholders’ Equity Transactions

Common Stock

As of December 31, 2011, there are 32,867,028 shares of common stock issued and outstanding and no common stock owed but not issued.

In January of 2012, the Company issued 900,000 shares of common stock in lieu of executive compensation. The shares were valued at $189,000, which was market value on the day of the grant.

During the year December 31, 2012, the Company authorized the issuance of 767,500 shares of common stock for the conversion of $239,469 of accounts payable balances. As of the balance sheet date 84,500 shares were unissued.

During the year ended December 31, 2012, the Company authorized the issuance of 12,652,869 shares of common stock for the conversion of $3,163,218 in convertible debt and accrued interest as discussed in Note 6.

During the year ended December 31, 2012, the Company authorized the issuance of 850,509 shares of common stock for the conversion of $212,628 in notes payable and accrued interest as discussed in Note 6.

During the year ended December 31, 2012, the Company authorized the issuance of 6,006,208 shares of common stock valued at $832,083 in connection with the anti-dilution provisions provided to Maxum and CPP.

As of December 31, 2012 there are 47,620,406 shares of common stock issued and outstanding and 6,423,708 shares of common stock owed but not issued.

During the year ended December 31, 2013, the Company issued 3,375,897 shares of common stock for cash of $60,278.

During the year ended December 31, 2013, the Company issued 45,308,667 shares of common stock for the conversion of $336,840 in convertible debt as discussed in Note 6. The Company also issued 2,498,995 shares of common stock for the conversion of $41,548 in accounts payable. $39,200 of the notes payable and $35,800 of the accounts payable converted was to an officer of the Company.

During the year ended December 31, 2013, the Company issued 373,764 share of common stock for the conversion of accrued interest on convertible debt as discussed in Note 6.

During the year ended December 31, 2013, the Company issued 1,764,706 shares of common stock as a commitment fee in relation to the Hanover Holdings I, LLC agreement as discussed below. The shares were valued at $150,000 and capitalized as financing costs. The fee will be amortized over the two-year life of the agreement.

During the year ended December 31, 2013, 383,000 shares that were owed but not issued from prior periods were issued.

During the year ended December 31, 2013, the Company authorized the issuance of 8,439,570 shares of common stock in connection with the anti-dilution provisions provided to Maxum and CP as discussed in Note 6 above. As of December 31, 2013, these shares have not been issued.

As of December 31, 2013 there are 101,325,435 shares of common stock issued and outstanding and 14,480,278 shares of common stock owed but not issued.

Hanover Holdings I, LLC Purchase Agreement:

On March 22, 2013, the Company entered into a common stock purchase agreement with Hanover Holdings I, LLC, a New York limited liability company (the “Investor”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $5,000,000 worth of the Company’s common stock over the 24-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the initial registration statement is declared effective by the Securities and Exchange Commission (the “Commission”), as further discussed below, the Company may, in its sole discretion, provide the Investor with draw down notices to purchase a specified dollar amount of Shares over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of the Company’s common stock for the 10 trading days immediately preceding the date of the Draw Down Notice.

Once presented with a Draw Down Notice, the Investor is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for the Company’s common stock (the “VWAP”) equals or exceeds a floor price determined by the Company for such draw down (the “Floor Price”). If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that the Investor will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 90.0% of the arithmetic average of the three lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period; provided, however, that if the VWAP does not equal or exceed the applicable Floor Price for at least three trading days during the applicable Pricing Period, then the per share purchase price shall be equal to 90.0% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down shall reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or the Investor to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or the Investor to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by the Investor of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder). The Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the date on which the initial registration statement is declared effective by the Commission or (ii) the date on which the Investor purchases the Total Commitment worth of common stock under the Purchase Agreement. Under certain circumstances set forth in the Purchase Agreement, the Company and the Investor each may terminate the Purchase Agreement on one trading day prior written notice to the other.

The Company paid to the Investor a commitment fee for entering into the Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the Purchase Agreement) in the form of 1,764,706 restricted shares of the Company’s common stock, calculated at a price equal to $0.085 per share, which was the closing price of our Common Stock on March 4, 2013. The Commitment shares were issued in March of 2013.

The Company also agreed to pay up to $15,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Investor in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if the Company issues a Draw Down Notice and fails to deliver the shares to the Investor on the applicable settlement date, and such failure continues for 10 trading days, the Company agreed to pay the Investor, in addition to all other remedies available to the Investor under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

The Purchase Agreement also provides for indemnification of the Investor and its affiliates in the event that the Investor incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against the Investor or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

As of December 31, 2013, the Company had sold 3,134,230 shares under this agreement for total proceeds of $45,778.

Warrants

During the year ended December 31, 2011, the Company issued 200,000 warrants in relation to a stock sale. The warrants have a $0.40 exercise price and a two-year life. The warrants expired on November 7, 2013.

During the year ended December 31, 2012, the Company issued 3,003,104 warrants in connection with the ASYM Purchase Agreement discussed in Note 6. The warrants are exercisable for a term of five years and at a strike price of $0.01. These warrants expire in the third and fourth quarter of 2017.

As of December 31, 2012, there are 3,203,104 warrants outstanding at a weighted average exercise price of $0.0344.

During the year ended December 31, 2013, the Company issued an additional 4,219,785 warrants in connection with the ASYM Purchase Agreement discussed in Note 6. The warrants are exercisable for a term of five years and at a strike price of $0.01. These warrants expire in the first, third, and fourth quarters of 2018.

As of December 31, 2013, there are 7,222,889 warrants outstanding at an exercise price of $0.01.

8.	Income Taxes

The Company follows ASC subtopic 740-10 (formerly Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”) for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non- current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company’s effective income tax rate is higher than would be expected if the federal statutory rate were applied to income before tax, primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes. The Company’s operations for the years ended December 31, 2013 and 2012, resulted in losses. Accordingly, no provisions for current income taxes have been reflected in the accompanying statements of operations.

As of December 31, 2013, the Company has total net operating loss carry forwards of approximately $11,000,000 which may or may not be used to reduce future income taxes payable. Current federal tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs and when tax returns haven’t been filed. Therefore, the amount of these losses available to offset future taxable income may be limited. A valuation allowance has been recorded to reduce the net benefit recorded in the financial statements related to this deferred asset to $0. The valuation allowance is deemed necessary as a result of the uncertainty associated with the ultimate realization of these deferred tax assets. Accordingly, no provisions for deferred income taxes have been reflected in the accompanying statements of operations.

The calendar years of 2011, 2012, and 2013 remain subject to examination by major tax jurisdictions.

9.	Related Party Transactions

During the year ended December 31, 2012, an officer of the Company loaned the company $39,200 as discussed in Note 6 above.

During the year ended December 31, 2013, the Company issued 4,101,844 shares to an officer. 3,768,844 were issued for conversion of $75,000 in notes ($39,200) and accounts payable ($35,800) as discussed in Note 6 and 333,000 were issued that were owed from prior periods. During the year ended December 31, 2012, the Company issued 900,000 shares to officers and directors in lieu of executive compensation.

During the year ended December 31, 2013, the Company reimbursed an officer approximately $26,847 in connection with various office expenses paid for on the Company’s behalf. During the year ended December 31, 2012, the Company reimbursed an officer $16,498 for a residential lease and related utilities in Wichita, Kansas, which was being used as the corporate offices and $21,326 in connection with various office expenses paid for on the Company’s behalf.

During the year December 31, 2012, the Company authorized the issuance of 767,500 shares of common stock for the conversion of $239,469 of accounts payable balances. As of the December 31, 2013, 34,500 shares were unissued. $173,205 of the accounts payable converted was held by officers/directors of the Company.

10.	Acquisition and Development Agreement:

During November of 2013, the Company executed definitive agreements for the acquisition and development of the Kansas Mississippi-Osage Project (the "Kansas Project"), a 15,000 acre Mississippi Lime package located in Rice and Reno Counties, Kansas (the "Agreement").

The expenditure commitment and obligation for the Kansas Project totals $5.4 million to the benefit of the seller, which we expected to be fully paid after drilling approximately 10 wells. The acreage, if fully developed on a 640-acre unit basis, could potentially support the drilling of a minimum of 23 wells, however, we expected down spacing will increase the number of drilling locations upon development of the assets. The Company will earn its 80% working interest on each 640-acre unit drilled, until it ultimately will have ownership of 15,000 gross, or 12,000 net acres. The play carries an overall 81.25% Net Revenue Interest (N.R.I.). The Company and the seller have structured a timely development of a new well every ninety (90) days, allowing sufficient time to drill, complete and evaluate the well prior to proceeding to the next planned location. Under the terms of the Agreement, the Company will not be required to provide the seller any upfront funds, however, the Company will be obligated to drill a minimum of three (3) initial horizontal wells to earn its interest in each 640 acre parcel per well. The Company estimates that for the first ten (10) wells, the Agreement requires the Company to fund 100% of the drilling and completion costs including installation of storage tanks on horizontal Mississippi- Osage wells for the Company to earn its 80% Working Interest (W.I.). The Company was required to begin the permitting of the first well within thirty days (30). The well must be spudded prior to March 15 2014. Each well was estimated to cost $2.5 million to drill and complete.

As of the date of this filing, the Company has not been able to raise the funds to complete its commitments under the agreement and has decided not to pursue this agreement any further.

11.	Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued. The Company has no transactions to record and the following to disclose:

Subsequent to December 31, 2013, $83,660 of notes payable has been converted into 20,415,152 shares of common stock.

During February of 2014, JMJ Financial loaned an additional $30,000 to the Company.

On February 14, 2014, the Company entered into an agreement to sell its revenue producing investments in mineral properties, effective January 1, 2014, for $540,000. The sale was completed on March 10, 2014. The proceeds were used to pay off approximately $460,000 of the note payable to ASYM plus some accrued interest.

During April of 2014, ASYM loaned an additional $25,000 to the Company.

INDEX TO EXHIBITS

Exhibit Number	Name
3.1(1)	Articles of Incorporation, as amended

3.2(2)	Bylaws

10.1(3)	Management and Governance Consultant Agreement with Robert McIntosh, effective March 15, 2009

10.2(4)	Note Purchase Agreement with John E. Friesen, dated August 13, 2009

10.3(5)	Secured Convertible Promissory Note with John E. Friesen, dated September 15, 2009

10.4(6)	Operating Agreement with Bay Petroleum Corp., dated April 21, 2010

10.5(7)	Debenture and Warrant Purchase Agreement with Maxum Overseas Fund, dated May 17, 2010

10.6(7)	Form of Warrant to Purchase Common Stock with Maxum Overseas Fund

10.7(8)	Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated May 4, 2011

10.8(9)	Amendment to Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated July 18, 2011

10.9(10)	Second Amendment to Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated August 12, 2011

10.10(11)	Second Amendment to Promissory Notes with John E. Friesen, dated August 13, 2011

10.11(12)	Form of Accounts Payable Agreement

10.12(13)	Third Amendment to Promissory Notes with John E. Friesen, dated July 3, 2012

10.13(13)	Purchase Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.14(13)	Form of Warrant to Purchase Common Stock with ASYM Energy Opportunities LLC

10.15(13)	Form of Senior Secured Promissory Note with ASYM Energy Opportunities LLC

10.16(13)	First Lien Security Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.17(13)	Management Services Agreement with ASYM Management LLC, dated July 3, 2012

10.18(13)	Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.19(13)	Deposit Account Control (Default) Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.20(14)	Common Stock Purchase Agreement with Hanover Holdings I, LLC, dated March 22, 2013

10.21(14)	Registration Rights Agreement with Hanover Holdings I, LLC, dated March 22, 2013

10.22(15)	Twelve Percent (12%) Convertible Note with Magna Group, LLC, dated March 4, 2013

10.23	Purchase and Sale Agreement with Roberson Oil Company, Inc.

21	List of Subsidiaries

31	Rule 13(a) — 14(a)/15(d) — 14(a) Certification

32	Section 1350 Certifications

Footnotes to Exhibits Index

(1)	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed August 30, 2012.

(2)	Incorporated by reference to the Form 10-SB12G filed June 19, 1997.

(3)	Incorporated by reference to the Current Report on Form 8-K filed March 27, 2009.

(4)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 13, 2009.

(5)	Incorporated by reference to the Current Report on Form 8-K filed September 24, 2009.

(6)	Incorporated by reference to the Current Report on Form 8-K filed April 23, 2010.

(7)	Incorporated by reference to the Current Report on Form 8-K filed May 20, 2010.

(8)	Incorporated by reference to the Current Report on Form 8-K filed May 10, 2011.

(9)	Incorporated by reference to the Current Report on Form 8-K filed July 19, 2011.

(10)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 12, 2011.

(11)	Incorporated by reference to the Current Report on Form 8-K filed August 16, 2011.

(12)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 14, 2012.

(13)	Incorporated by reference to the Current Report on Form 8-K filed July 9, 2012.

(14)	Incorporated by reference to the Current Report on Form 8-K filed March 25, 2013.

(15)	Incorporated by reference to the Annual Report on Form 10-K filed April 15, 2013.